Exhibit 10.2
DESCRIPTION OF THE 1996 DIRECTOR STOCK OPTION PLAN
AS LAST AMENDED AND RESTATED JULY 2005
Generally: Cardiogenesis’ Director Stock Option Plan (the “Director Plan”) was originally approved by the Board of Directors and shareholders in April 1996 and was last amended and restated in July 2005. The total number of shares currently reserved for issuance under the Director Plan is 1,025,000 shares. The original term of the Director Plan expires on or about March 31, 2006. However, in July 2005 the shareholders approved an extension of the term of the Director Plan for an additional nine (9) years, which extended the term of the Director Plan through March 31, 2015.
The Director Plan is not qualified under Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974 (“ERISA”).
Purpose: The purposes of the Director Plan are to attract and retain the best available individuals to serve as Directors of the Company and to encourage their continued service on the Board.
Administration: Generally, the Director Plan will be administered by the Board. With respect to First Option grants and Subsequent Option grants, the Board has no discretion to determine which Directors will be granted Options, to determine the number of shares subject to Options, to determine the exercise price of the Options or to determine any terms of such Options.
The interpretation of any provision of the Director Plan by the Administrator shall be final and binding. Members of the Board receive no additional compensation for their services in administering the Director Plan.
Eligibility: Options may be granted only to Directors who are not employees of the Company.
Directors’ Options: The Director Plan provides for First Option grants of 22,500 shares to each Director upon his election to the Board of Directors and Subsequent Option grants of 7,500 shares upon his re-election each year (provided that such re-election is at least six (6) months after the date of election to the Board of Directors). The option term shall be ten years, and shall be exercisable while such person remains a Director. The exercise price shall be 100% of fair market value on the date of grant. The fair market value of the Common Stock shall be the closing price as of the date prior to the date of grant as reported by the NASDAQ National Market or other stock exchange. Stock subject to a First Option shall vest as to one-thirty-sixth of the Shares on a monthly basis from the date of grant of such Option for a period of thirty-six months. Stock subject to a Subsequent Option shall vest as to one-twelfth of the Shares from the date of grant of such Option for a period of twelve months. If the Optionee ceases to serve as a Director for any reason, vesting shall cease as of the date of such termination.
Purchase Price; Payment: The exercise price of Options granted under the Director Plan must be paid in full by cash, check, Shares of the Company (which, in the case of Shares acquired upon exercise of an Option either have been owned by the Optionee for more than six months on the date of surrender or were not acquired, directly or indirectly, from the Company and which have a fair market value on the exercise date equal to the aggregate exercise price of the Shares as to which said Option shall be exercised) or promissory note. The Administrator may authorize as payment the retention of Shares having a fair market value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised or it may authorize delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price. The Administrator may also authorize payment by any combination of the foregoing methods.
Termination: In the event of termination of status as a Director, the Option may thereafter be exercised (to the extent it was exercisable), for a period of sixty (60) days, subject to the stated term of the Option. If an

Optionee’s status as a Director is terminated by reason of the death or disability, the Option will in general be exercisable for twelve (12) months following death, subject to the stated term of the Option. Except as otherwise designated by the Board, Options are not transferable by the Optionee other than by will or the laws of descent or distribution, and each option is exercisable during the lifetime of the Director only by such Director.
Adjustments for Stock Dividends, Mergers, Liquidations, etc.: The Board is authorized to make appropriate adjustments in connection with outstanding Options to reflect stock dividends, stock splits and similar events. In the event of a liquidation or dissolution, to the extent an Option has not been previously exercised, it shall terminate. In the event of the merger or sale of substantially all of the assets of the Company, the Options shall be substituted or assumed by the successor corporation. If substitution or assumption is not possible, the Options shall be fully vested and exercisable, including as to shares as to which would not otherwise be exercisable, for a period of 30 days. To the extent such Options are not exercised within such period, such Options shall terminate.
Amendment and Termination: The Board may amend, alter, suspend or discontinue the Director Plan at any time, but such amendment, alteration, suspension or discontinuation shall not impair any rights then outstanding under the Director Plan without the participant’s consent. Additionally, no stock option shall be issued or repriced with an exercise price less than 100% of the fair market value on the date of its issuance without the approval of a majority of the shares present and entitled to vote at a duly convened meeting of shareholders of Cardiogenesis.